Exhibit 33

To: CBPO Holdings Limited (“Parent”)
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands

November 19, 2020

Dear Sirs,

Re: Voting undertakings regarding a proposed acquisition of China Biologic Products Holdings, Inc. (the “Company”)

We, PW Medtech Group Limited (普华和顺集团公司) (“we,” “us,” or “our”), beneficially own (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 5,321,000 ordinary shares, par value of US$0.0001 per share, of the Company (the “Ordinary Shares”), representing 13.8% of all the Ordinary Shares issued by the Company as at the date hereof. We are a party to that certain consortium agreement, dated as of September 18, 2019 (as amended by amendment no. 1 thereto dated as of January 23, 2020 and as further amended, restated or modified from time to time, the “Consortium Agreement”). We understand that concurrently with our delivery of this voting undertaking (this “Undertaking”), Parent is entering into an agreement and plan of merger (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with CBPO Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. As a condition to the willingness of the Company, Parent and Merger Sub to enter into the Merger Agreement and understanding that they intend to rely on the obligations herein, we hereby deliver to Parent this Undertaking and agree as follows:

1.                   Agreement to Vote.

(a)                Subject to the terms and conditions set forth herein, we hereby irrevocably and unconditionally confirm, agree, represent, warrant and undertake to Parent that, as long as we beneficially own, or are otherwise entitled to vote or consent with respect to, any Ordinary Shares, after the date hereof and until the earliest of (x) the Effective Time (as defined in the Merger Agreement), (y) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof and (z) the termination of the Consortium Agreement with respect to all parties thereto pursuant to the terms of the Consortium Agreement (such earliest time, the “Expiration Time”), at any annual or extraordinary general meeting of the shareholders of the Company or any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, we shall:

(i)                 appear at each such meeting or otherwise cause all of the Ordinary Shares which are beneficially owned by us or with respect to which we are otherwise entitled to vote or consent to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure we are duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii)               vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of the Ordinary Shares which are beneficially owned by us or with respect to which we are otherwise entitled to vote or consent (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Merger and any other transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal (as defined in the Merger Agreement) or any other transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Merger, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or the performance by us of our obligations under this Undertaking.

(b)                As long as we beneficially own, or are otherwise entitled to vote or consent with respect to, any Ordinary Shares, from and after the date hereof until the Expiration Time, we shall retain at all times the right to vote or consent with respect to all of such Ordinary Shares in our sole discretion and without any other limitation on those matters, other than those limitations contained in Section 1(a) hereof. For the avoidance of doubt, nothing in the foregoing of this Section 1(b) shall restrict (or be deemed to restrict) any transfer or other disposition of Ordinary Shares by us from time to time.

2.                   Waiver of Dissenter Rights. We hereby irrevocably and unconditionally waive, and agree to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Merger and any other transactions contemplated by the Merger Agreement that we may have by virtue of, or with respect to, any of the Ordinary Shares beneficially owned by us.

3.                   Conditions. The performance of our obligations under Section 1 shall be subject to and contingent upon (a) the approval by our shareholders at an extraordinary general meeting of shareholders that will be held before our performance of such obligations; and (b) the cash consideration payable for each Ordinary Share in the Merger shall be US$120. We undertake that we will use all reasonable efforts to prepare (including prepare, finalize and post a circular to our shareholders as may be required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) and convene such extraordinary general meeting to approve our performance of the obligations under Section 1 as soon as practicable after the date hereof. For the avoidance of doubt, the remainder of this Undertaking shall continue to be in full force and effect with respect to us even if the shareholder approval for the performance of our obligations under Section 1 is not obtained.

4.                   Specific Performance. The parties hereto acknowledge that there may be no adequate remedy at law for a breach of this Undertaking and that money damages may not be an appropriate remedy for breach of this Undertaking. Therefore, the parties agree that each party has the right to seek injunctive relief and specific performance of this Undertaking in the event of any breach hereof in addition to any rights it may have for damages. The remedies set forth in this Section 4 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

5.                   Third Party Beneficiary Rights. There are no third party beneficiaries of this Undertaking and nothing in this Undertaking, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

6.                   Governing Law and Venue.

(a)                This Undertaking shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

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(b)                Any dispute, controversy, difference or claim arising out of or relating to this Undertaking (including the existence, interpretation, performance, breach, termination, or validity thereof or any dispute regarding pre-contractual, contractual or non-contractual obligations arising out of or relating thereto) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6, any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

7.                   Severability. If any term or provision contained in this Undertaking shall be held to be illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, that term or provision shall to that extent be deemed not to form part of this Undertaking and the enforceability of the remainder of this Undertaking shall be unaffected.

8.                   Counterparts. This Undertaking may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

9.                   Notice. Any notice required pursuant to this Undertaking shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant party as shown on Schedule 1 of this Undertaking, or at such other address or facsimile number or electronic mail address as such party may hereafter specify for that purpose by written notice to the other parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Undertaking as of the date first written above.

PW Medtech Group Limited (普华和顺集团公司)

By:	/s/ Yue’e Zhang
Name: Yue’e Zhang
Title: Executive Director and Chief Executive Officer

[PW Medtech Group Limited – Signature Page to Voting Undertaking]

Agreed and acknowledged by:

CBPO Holdings Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

[PW Medtech Group Limited – Signature Page to Voting Undertaking]

SCHEDULE 1

NOTICE DETAILS

If to PW Medtech Group Limited, to:

c/o PW Medtech Group Limited

Level 54, Hopewell Centre

183 Queen’s Road East

Hong Kong

Attention:	George Chen
E-mail:	george.chen@pwmedtech.com

with a copy to (which shall not constitute notice):

PW Medtech Group Limited

Building 1, No. 23 Panlong West Road

Pinggu District, Beijing

PRC 101204

Attention:	George Chen
E-mail:	george.chen@pwmedtech.com

Wilson Sonsini Goodrich & Rosati

Suite 1509, 15/F, Jardine House

1 Connaught Place, Central

Hong Kong

Attention:	Weiheng Chen
E-mail:	wchen@wsgr.com

If to Parent, to:

c/o PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

with a copy to:

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong

Attention: Andrew Chan

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong

Attention:	Gary Li; Xiaoxi Lin
Facsimile:	+852 3761 3301
Email:	gary.li@kirkland.com; xiaoxi.lin@kirkland.com